Exhibit 99.1

COMPANY CONTACTS:
Diane Morefield
EVP & Chief Financial Officer
Strategic Hotels & Resorts
(312) 658-5740

Jonathan Stanner
SVP, Capital Markets, Acquisitions & Treasurer
Strategic Hotels & Resorts
(312) 658-5746

FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 5, 2015

STRATEGIC HOTELS & RESORTS REPORTS SECOND QUARTER 2015
FINANCIAL RESULTS

CHICAGO - August 5, 2015 - Strategic Hotels & Resorts, Inc. (NYSE: BEE) today reported results for the second quarter ended June 30, 2015.

($ in millions, except per share and operating metrics)	Second Quarter
Earnings Metrics	2015	2014	%
Net income attributable to common shareholders	$6.7	$80.8	(91.7)%
Net income per diluted share	$0.02	$0.35	(94.3)%
Comparable funds from operations (Comparable FFO) (a)	$69.0	$48.1	43.4%
Comparable FFO per diluted share (a)	$0.25	$0.21	19.0%
Comparable EBITDA (a)	$88.4	$68.9	28.3%

Same Store United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR) (d)	$317.67	$299.97	5.9%
Occupancy	79.1%	80.0%	(0.9)	pts
Revenue per Available Room (RevPAR) (d)	$251.41	$239.95	4.8%
Total RevPAR (d)	$472.27	$462.41	2.1%
EBITDA Margins (d)	28.3%	28.3%	0	bps

Total United States Portfolio Operating Metrics (c)
Average Daily Rate (ADR) (d)	$328.76	$310.53	5.9%
Occupancy	78.8%	80.0%	(1.2)	pts
Revenue per Available Room (RevPAR) (d)	$259.15	$248.40	4.3%
Total RevPAR (d)	$495.90	$486.55	1.9%
EBITDA Margins (d)	27.7%	27.7%	0	bps

($ in millions, except per share and operating metrics)	Year to Date
Earnings Metrics	2015	2014	%
Net income attributable to common shareholders	$22.5	$298.0	(92.4)%
Net income per diluted share	$0.07	$1.30	(94.6)%
Comparable funds from operations (Comparable FFO) (a)	$125.3	$60.3	107.7%
Comparable FFO per diluted share (a)	$0.45	$0.28	60.7%
Comparable EBITDA (a)	$162.5	$110.1	47.6%

Same Store United States Portfolio Operating Metrics (b)
Average Daily Rate (ADR) (d)	$312.95	$293.14	6.8%
Occupancy	75.5%	75.0%	0.5	pts
Revenue per Available Room (RevPAR) (d)	$236.16	$219.84	7.4%
Total RevPAR (d)	$454.93	$430.34	5.7%
EBITDA Margins (d)	26.8%	24.7%	210	bps

Total United States Portfolio Operating Metrics (c)
Average Daily Rate (ADR) (d)	$326.59	$305.73	6.8%
Occupancy	75.7%	75.5%	0.2	pts
Revenue per Available Room (RevPAR) (d)	$247.30	$230.78	7.2%
Total RevPAR (d)	$482.03	$456.46	5.6%
EBITDA Margins (d)	26.5%	24.6%	190	bps

(a)
Please refer to the tables provided later in this press release for a reconciliation of net income attributable to common shareholders to Comparable FFO, Comparable FFO per diluted share and Comparable EBITDA. Comparable FFO, Comparable FFO per diluted share and Comparable EBITDA are non-GAAP measures and are further explained within the reconciliation tables.

(b)	Operating statistics reflect results from the Company’s Same Store United States portfolio (see portfolio definitions later in this press release).

(c)	Operating statistics reflect results from the Company's Total United States portfolio (see portfolio definitions later in this press release).

(d)
ADR, RevPAR, Total RevPAR and EBITDA Margin statistics have been modified to take into account certain adjustments, including those related to the adoption of the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (the "USALI Eleventh Revised Edition").

“The second quarter represented another solid quarter of operating and financial results for the company,” commented Raymond L. “Rip” Gellein, Chairman and Chief Executive Officer of Strategic Hotels & Resorts. “We were productive on many fronts. We acquired a world-class asset, sold a non-core asset, substantially strengthened the balance sheet and, more importantly, significantly grew our top line and bottom line. The outlook for the balance of the year is very positive and we are seeing attractive growth in group bookings looking into 2016 and beyond,” summarized Gellein.
Second Quarter Highlights

▪
Total consolidated revenues were $356.9 million in the second quarter of 2015, a 29.2 percent increase over the prior year period. The increase was primarily driven by the acquisitions of the Four Seasons Resort Scottsdale at Troon North, the Montage Laguna Beach resort and the Four Seasons Hotel Austin, as well as the consolidation of the Hotel del Coronado.

▪
Net income attributable to common shareholders was $6.7 million, or $0.02 per diluted share, in the second quarter of 2015, compared with $80.8 million, or $0.35 per diluted share, in the second quarter of 2014. The year-over-year decrease in net income was primarily the result of a one-time gain related to the acquisition and consolidation of the Hotel del Coronado recorded in the second quarter of 2014.

▪	Comparable FFO was $0.25 per diluted share in the second quarter of 2015, compared with $0.21 per diluted share in the prior year period, a 19.0 percent increase over the prior year period.

▪
Comparable EBITDA was $88.4 million in the second quarter of 2015, compared with $68.9 million in the prior year period, a 28.3 percent increase between periods as a result of the Company’s acquisition activity and same store growth.

▪
Same Store United States portfolio RevPAR increased 4.8 percent in the second quarter of 2015, driven by a 5.9 percent increase in ADR offsetting a 0.9 percentage point decline in occupancy compared to the second quarter of 2014. Total RevPAR increased 2.1 percent between periods, with non-rooms revenue decreasing 0.7 percent between periods.

▪
Total United States portfolio RevPAR increased 4.3 percent in the second quarter of 2015, driven by a 5.9 percent increase in ADR offsetting a 1.2 percentage point decline in occupancy compared to the second quarter of 2014. Total RevPAR increased 1.9 percent between periods, with non-rooms revenue decreasing 0.5 percent between periods.

▪
Group occupied room nights in the Total United States portfolio decreased 0.9 percent in the second quarter 2015 and transient occupied room nights decreased 1.8 percent compared to the second quarter of 2014. Transient ADR increased 6.8 percent compared to the second quarter of 2014 and group ADR increased 4.7 percent.

▪
Same Store United States and Total United States portfolio EBITDA margins were flat in the second quarter of 2015, compared to the second quarter of 2014. Excluding a one-time real estate tax credit received in the second quarter of 2014 and one-time charges related to real estate and personal property taxes recognized in the second quarter of 2015, EBITDA margins expanded 40 basis points in the Same Store and Total United States portfolios. EBITDA margins in both years have been adjusted to exclude the amortization of the below market hotel management agreement related to the Hotel del Coronado, and other adjustments related to the adoption of the USALI Eleventh Revised Edition to improve comparability between years.

Year to Date Highlights

▪
Total consolidated revenues were $682.2 million for the six month period ended June 30, 2015, a 44.9 percent increase over the prior year period. This increase was primarily driven by the acquisitions of the Four Seasons Resort Scottsdale at Troon North, the Montage Laguna Beach resort and the Four Seasons Hotel Austin, as well as the consolidation of the Hotel del Coronado and the Fairmont Scottsdale Princess resort.

▪
Net income attributable to common shareholders was $22.5 million, or $0.07 per diluted share, compared with $298.0 million, or $1.30 per diluted share, for the six month period ended June 30, 2014. The year-over-year decrease in net income was primarily the result of the one-time gains related to the consolidation of the Fairmont Scottsdale Princess resort and the Hotel del Coronado recorded in the first half of 2014.

▪
Comparable FFO was $0.45 per diluted share compared with $0.28 per diluted share in the six month period ended June 30, 2014, a 60.7 percent increase over the prior year period as a result of the Company’s acquisition and financing activities.

▪
Comparable EBITDA was $162.5 million compared with $110.1 million for the six month period ended June 30, 2014, a 47.6 percent increase between periods as a result of the Company’s acquisition activity and same store growth.

Transaction Activity
On April 9, 2015, the Company retired the $117.0 million loan that encumbered the Fairmont Scottsdale Princess resort. The loan had an interest rate of LIBOR plus 36 basis points. Upon closing, $15.1 million of cash being held by the lender was released to the Company.
On May 12, 2015, the Company closed on the acquisition of the Four Seasons Hotel Austin for $197.0 million.
On May 21, 2015, the Company, along with its joint venture partner, closed on the sale of the Hyatt Regency La Jolla hotel for $118 million. The Company previously owned a 53.5% interest in the asset. At closing, the joint venture retired $89.2 million of debt secured by the hotel.
On May 27, 2015, the Company closed a new $750.0 million senior unsecured credit facility with an accordion feature allowing additional borrowing capacity up to $1.0 billion. The facility is comprised of a $450.0 million unsecured revolving credit facility and a $300.0 million unsecured term loan. The revolving credit facility interest rate is based upon a leverage-based pricing grid ranging from LIBOR plus 165 basis points to LIBOR plus 240 basis points. The term loan interest rate is also based on a leverage based pricing grid ranging from LIBOR plus 160 basis points to LIBOR plus 235 basis points. The combined unsecured facility has a five-year term.
On May 27, 2015, the Company also closed a $115.0 million mortgage loan secured by the Ritz-Carlton Half Moon Bay hotel. The loan bears interest at a floating rate of LIBOR plus 240 basis points and has a five-year initial term with two, one-year extension options.
On May 27, 2015, the Company simultaneously repaid the previously outstanding $209.6 million loan secured by the Westin St. Francis hotel and the $93.1 million loan secured by the Fairmont Chicago hotel that were cross-collateralized and priced at a fixed interest rate of 6.09 percent and set to mature in June 2017. In connection with the repayment, the Company paid a prepayment penalty totaling approximately $32.9 million.
Subsequent Event

▪
On July 24, 2015, the Company acquired the remaining 49 percent ownership interest in the JW Marriott Essex House hotel. Pursuant to the terms of the joint venture agreements, the Company’s partner, affiliates of KSL Capital Partners, LLC (“KSL”), exercised a contractual put option of their equity interests in the asset and the Company will issue KSL an aggregate of 6,595,449 shares of common stock priced at $12.82 per share, or an implied valuation of $84.6 million.

2015 Guidance
Based on the results of the first six months of 2015 and current forecasts for the remainder of the year, management is adjusting its guidance ranges for full year 2015 RevPAR growth, Total RevPAR growth, Comparable EBITDA and Comparable FFO per fully diluted share.
For the full-year ending December 31, 2015, the Company is providing the following guidance ranges:

Guidance Metrics	Previous Range	Revised Range
RevPAR	6.0% - 8.0%	5.5% - 6.5%
Total RevPAR	4.5% - 6.5%	4.0% - 5.0%
EBITDA Margin expansion	125 - 175 basis points	125 - 175 basis points
Comparable EBITDA	$320M - $340M	$325M - $340M
Comparable FFO per diluted share	$0.85 - $0.93	$0.88 - $0.94

The guidance presented takes into account various accounting changes as stipulated by the industry’s USALI Eleventh Revised Edition, which became effective in January 2015. Guidance for 2015 RevPAR, Total RevPAR and EBITDA margin expansion has been presented to reflect changes compared to the prior year as if these 2014 statistics included the USALI Eleventh Revised Edition changes. Actual RevPAR, Total RevPAR and EBITDA Margin changes from prior year may differ slightly. The Company will present 2014 RevPAR, Total RevPAR and EBITDA margins on an as reported basis and on a pro forma basis, which will include the USALI Eleventh Revised Edition changes.
Portfolio Definitions

Same Store United States portfolio hotel comparisons for the second quarter of 2015 are derived from the Company’s hotel portfolio at June 30, 2015, consisting of 14 properties located in the United States, but excluding the Four Seasons Resort Scottsdale at Troon North, the Montage Laguna Beach resort, and the Four Seasons Hotel Austin which were acquired on December 9, 2014, January 29, 2015, and May 12, 2015, respectively as well as the Hyatt Regency La Jolla, which was sold on May, 21, 2015.
Total United States portfolio hotel comparisons for the second quarter of 2015 are derived from the Company’s hotel portfolio as of June 30, 2015, consisting of all 17 properties located in the United States, including the Four Seasons Resort Scottsdale at Troon North, the Montage Laguna Beach resort, and the Four Seasons Hotel Austin, which were acquired on December 9, 2014, January 29, 2015, and May 12, 2015, respectively, but excluding the Hyatt Regency La Jolla, which was sold on May, 21, 2015.
Total United States portfolio hotel comparisons for the full year 2015 are derived from the Company’s current hotel portfolio, consisting of 17 properties located in the United States, including the Four Seasons Resort Scottsdale at Troon North, the Montage Laguna Beach resort, and the Four Seasons Hotel Austin which were acquired on December 9, 2014, January 29, 2015, and May 12, 2015 respectively, but excluding the Hyatt Regency La Jolla, which was sold on May, 21, 2015.
Earnings Call

The Company will conduct its second quarter 2015 conference call for investors and other interested parties on Thursday, August 6, 2015 at 10:00 a.m. Eastern Time (ET).  Interested individuals are invited to access the call by dialing 877.930.8296 (toll international: 253.336.8739) with passcode 80609573. To participate on the webcast, log on to the company's website at http://www.strategichotels.com or http://edge.media-server.com/m/p/3x8gtzod/lan/en 15 minutes before the call to download the necessary software.
For those unable to listen to the call live, a taped rebroadcast will be available beginning at 1:00 p.m. ET on August 6, 2015 through 11:59 p.m. ET on August 13, 2015. To access the replay, dial 855.859.2056 (toll international: 404.537.3406) with passcode 80609573.  A replay of the call will also be available in the Investor Relations section of the company’s website at http://www.strategichotels.com.
The Company also produces supplemental financial data that includes detailed information regarding its operating results.  This supplemental data is considered an integral part of this earnings release.  These materials are available on the Strategic Hotels & Resorts’ website at www.strategichotels.com.
About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 18 properties with an aggregate of 8,199 rooms and 851,000 square feet of multi-purpose meeting and banqueting space. For a list of current properties and for further information, please visit the Company’s website at www.strategichotels.com.
This press release contains forward-looking statements about Strategic Hotels & Resorts, Inc. (the “Company”). Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. These forward-looking statements include statements regarding the Company’s future financial results, stabilization in the lodging space, positive trends in the lodging industry and the Company’s continued focus on improving profitability. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of economic conditions and disruptions in financial markets upon business and leisure travel and the hotel markets in which the Company invests; the Company’s liquidity and refinancing demands; the Company’s ability to obtain, refinance or extend maturing debt; the Company’s ability to maintain compliance with covenants contained in its debt facilities; stagnation or deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where the Company’s hotels operate and in which the Company invests, including luxury and upper upscale product; general volatility of the capital markets and the market price of the Company’s shares of common stock; availability of capital; the Company’s ability to dispose of properties in a manner consistent with its investment strategy and liquidity needs; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Germany or other countries where the Company invests; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; the Company’s failure to maintain its status as a REIT; changes in the competitive environment in the Company’s industry and the markets where the Company invests; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITs; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.
Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

The following tables reconcile projected 2015 net income attributable to common shareholders to projected Comparable EBITDA, Comparable FFO and Comparable FFO per diluted share ($ in millions, except per share data):

	Low Range	High Range
Net Income Attributable to Common Shareholders	$58.9	$73.9
Depreciation and Amortization	160.6	160.6
Interest Expense	81.4	81.4
Income Taxes	8.1	8.1
Non-controlling Interests	0.2	0.2
Adjustments from Consolidated Affiliates	8.6	8.6
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(40.6)	(40.6)
Impairment Losses	10.4	10.4
Loss on Early Extinguishment of Debt	34.2	34.2
Hotel Acquisition Costs	1.1	1.1
Amortization of Below Market Management Agreement	2.1	2.1
Other Adjustments	0.2	0.2
Comparable EBITDA	$325.0	$340.0

	Low Range	High Range
Net Income Attributable to Common Shareholders	$58.9	$73.9
Depreciation and Amortization	159.9	159.9
Realized Portion of Deferred Gain on Sale Leasebacks	(0.2)	(0.2)
Gain on Sale of Asset	(40.6)	(40.6)
Non-controlling Interests	0.2	0.2
Adjustments from Consolidated Affiliates	12.0	12.0
Impairment Losses	10.4	10.4
Interest Rate Swap OCI Amortization	10.4	10.4
Loss on Early Extinguishment of Debt	34.2	34.2
Amortization of Debt Discount	0.8	0.8
Amortization of Below Market Management Agreement	2.1	2.1
Hotel Acquisition Costs	1.1	1.1
Comparable FFO	$249.2	$264.2
Comparable FFO per Diluted Share	$0.88	$0.94